Exhibit 10.2
Execution Version
NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 20(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE. THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF SUCH ISSUE PRICE ALLOCATED TO THE RELATED WARRANT, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE, TO THE EXTENT NOT SET FORTH IN THE PURCHASE AGREEMENT (AS DEFINED BELOW), MAY BE OBTAINED FROM THE COMPANY BY CONTACTING: WEJO GROUP LIMITED, CANON’S COURT, 22 VICTORIA STREET, HAMILTON HM12, BERMUDA, ATTENTION: CHIEF FINANCIAL OFFICER.
Wejo Group Limited
Secured Convertible Note

Issuance Date: December 16, 2022	Original Principal Amount: U.S. $10,000,000
FOR VALUE RECEIVED, Wejo Group Limited, an exempted company incorporated under the laws of Bermuda (the “Company”), hereby promises to pay to the order of General Motors Holdings LLC or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date (each as defined below), or upon redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, as set forth herein. This Secured Convertible Note (including all Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 16, 2022 (the “Subscription Date”), by and between the Company and the Holder, as amended from time to time. Certain capitalized terms used herein are defined in Section 33. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.
1.    PAYMENTS OF PRINCIPAL. On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding and unpaid Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 26(c)), in each case without any deduction or withholding except as may be required under applicable tax law. In the event any such deduction or withholding is required under applicable tax law, the Company (or its applicable agent) shall be entitled to make such deduction or withholding, and, to the extent that any amounts so deducted or withheld constitute Indemnified Taxes, the amount paid by the Company to the Holder shall be increased such that, after the deduction or withholding of such Indemnified Taxes, the Holder shall receive the same amount as the Holder would have received had no deduction or withholding been required. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.
2.    INTEREST; INTEREST RATE.
(a)    Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year. Interest on this Note shall be payable in arrears semi-annually on each Interest Date and shall be payable in cash in accordance with the terms of this Note, in each case without any deduction or withholding except as may be required under applicable tax law. In the event any such deduction or withholding is required under applicable tax law, the Company (or its applicable agent) shall be entitled to make such deduction or withholding, and, to the extent that any amounts so deducted or withheld constitute Indemnified Taxes, the amount paid by the Company to the Holder shall be increased such that, after the deduction or withholding of such Indemnified Taxes, the Holder shall receive the same amount as the Holder would have received had no deduction or withholding been required.
(b)    Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest, if not paid in cash by the Company, in the Conversion Amount on each Conversion Date in accordance with Section 3(b)(i) or upon any redemption or prepayment in accordance with Sections 11, 15 or 16 or any required payment upon any Bankruptcy Event of Default. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to 9.0% per annum (the “Default Rate”). In the event that such Event of Default is subsequently cured (and no other Event of Default then exists, including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date), the Default Rate shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.
3.    CONVERSION OF NOTE. At any time after the Issuance Date, this Note shall be convertible into validly issued, fully paid and non-assessable Common Shares (as defined below), on the terms and conditions set forth in this Section 3.
(a)    Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable Common Shares in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Common Share upon any conversion. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.
(b)    Conversion Rate. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

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(i)    “Conversion Amount” means the sum of (x) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, provided that such amount shall not be less than $25,000, and (y) at the Holder’s election, all accrued and unpaid Interest with respect to such portion of the Principal amount and any accrued and unpaid Late Charges with respect to such portion of such Principal and such Interest, if any.
(ii)    “Conversion Price” means, as of any Conversion Date or other date of determination, $0.80323.
(c)    Mechanics of Conversion.
(i)    Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 6:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (each, a “Conversion Notice”) to the Company. If required by Section 3(c)(iii), within two Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 20(b)). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by electronic mail an acknowledgment, in the form attached hereto as Exhibit II, of confirmation of receipt of such Conversion Notice and representation as to whether such Common Shares may then be resold pursuant to Rule 144 or an effective and available registration statement to the Holder and the Company’s transfer agent (the “Transfer Agent”) which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date on which the Company has received a properly completed Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Common Shares issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program (“FAST”), credit such aggregate number of Common Shares to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in FAST, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled pursuant to such conversion. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 20(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date. In the event of a partial conversion of this Note pursuant hereto, the Principal amount converted shall be deducted from the Installment Amount(s) relating to the next Installment Date(s) following the date of partial conversion, as applicable. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement, after the effective date of the Resale Registration Statement or if Rule 144 is available without restriction, the Company shall cause the Transfer Agent to deliver unlegended Common Shares to the Holder (or its designee) in connection with any sale of Registrable Shares with respect to which the Holder has entered into a contract for sale, and delivered a copy of the

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prospectus included as part of the particular Resale Registration Statement to the extent applicable, and for which the Holder has not yet settled.
(ii)    Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (I) if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of Common Shares to which the Holder is entitled and register such Common Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Common Shares to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be), or (II) if the Resale Registration Statement covering the resale of the Common Shares that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the Purchase Agreement (x) so notify the Holder and (y) have the Resale Registration Statement declared effective (if Rule 144 is not available for resale without restriction by the Holder) and deliver the Common Shares electronically without any restrictive legend by crediting such aggregate number of Common Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such Common Shares is not timely effected an amount equal to 1.0% of the product of (A) the sum of the number of Common Shares not issued to the Holder on or prior to the Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) the VWAP for the day the issuance of such Common Shares is not timely effected and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if on or prior to the Share Delivery Deadline either (A) if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such Common Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) Common Shares corresponding to all or any portion of the number of Common Shares issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two Business Days after receipt of the Holder’s request and in the Holder’s discretion, either: (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the Common Shares so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such Common Shares) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such Common Shares) shall

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terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Common Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Common Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of Common Shares multiplied by (y) the lowest Closing Sale Price of the Common Shares on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Shares (or to electronically deliver such Common Shares) upon the conversion of this Note as required pursuant to the terms hereof.
(iii)    Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by each holder (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the Holder of the Note shall treat each Person whose name is recorded in the Register as the owner of the Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. This provision shall be construed such that the Notes are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the U.S. Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder. Upon its receipt of a written request, which shall contain all necessary information with respect to the name, address and contact information with respect to the assignee or transferee, sent via electronic mail with confirmation of receipt received, to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 20, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.
(d)    Limitations on Conversions.

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(i)    The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Common Shares held by the Holder and all other Attribution Parties plus the number of Common Shares issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude Common Shares that would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including, without limitation, the Warrant) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. For purposes of determining the number of outstanding Common Shares the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of Common Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding Common Shares is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of Common Shares then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Common Shares to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing or by electronic mail to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Shares to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time (A) increase (with such increase not effective until the 61st day after delivery of such notice) or (B) decrease the Maximum Percentage to any other percentage not in excess of 19.99%, in each case as specified in such notice; provided that any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company. For purposes of clarity, the Common Shares issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with

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respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.
(ii)    Principal Market Regulation. The Company shall not issue any Common Shares upon conversion, exercise or otherwise pursuant to the terms of this Note or the Warrant issued pursuant to the Purchase Agreement, if the issuance of such Common Shares would exceed the aggregate number of Common Shares that the Company may issue (i) upon conversion of the Note, or (ii) upon exercise of the Warrant, or otherwise pursuant to the terms of this Note without breaching the Company’s obligations under the rules or regulations of the Principal Market, except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Shares upon conversion or exercise (as the case may be) of the Note and the Warrant or otherwise pursuant to the terms of this Note in excess of such amount. In the event that the Company is prohibited from issuing Common Shares pursuant to this Section 3(d)(ii) (the “Exchange Cap Shares”), the Company shall pay cash in exchange for the cancellation of such Common Shares at a price equal to the sum of (i) the product of (x) such number of Exchange Cap Shares and (y) the Closing Sale Price of the Common Shares on the Trading Day the Holder delivers the applicable Conversion Notice with respect to such Exchange Cap Shares to the Company.
4.    RIGHTS UPON EVENT OF DEFAULT.
(a)    Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (ix), (x) and (xi) shall constitute a “Bankruptcy Event of Default”:
(i)    the failure of the applicable Resale Registration Statement to be filed with the SEC on or prior to the date that is five days after the applicable filing deadline in the Purchase Agreement or the failure to use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC on or prior to the date that is five days after the applicable effectiveness deadline in the Purchase Agreement;
(ii)    while the applicable Resale Registration Statement is required to be maintained effective pursuant to the terms of the Purchase Agreement, the effectiveness of the applicable Resale Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or such Resale Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Shares for sale of all of such holder’s Registrable Shares in accordance with the terms of the Purchase Agreement, and such lapse or unavailability continues for a period of five consecutive days or for more than an aggregate of ten days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Purchase Agreement));
(iii)    the suspension from trading or the failure of the Common Shares to be trading or listed (as applicable) on the Principal Market (unless such trading or listing is transferred to another Eligible Market) for a period of five consecutive Trading Days;
(iv)    the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Common Shares within five Trading Days after the applicable Conversion Date or (B) notice, written or oral, to the Holder, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of the Note into Common Shares that is requested in accordance with the provisions of the Note, other than pursuant to Section 3(d);

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(v)    except to the extent the Company is in compliance with Section 10(b) below, at any time after the tenth consecutive day following an Authorized Share Failure;
(vi)    the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least two Trading Days if such amounts are being paid in Common Shares or five days if such amounts are being paid in cash;
(vii)    the Company fails to remove any restrictive legend on any certificate or any Common Shares issued to the Holder upon conversion or exercise (as the case may be) of any Securities acquired by the Holder under the Purchase Agreement (including this Note) as and when required by such Securities or the Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five days;
(viii)    bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within 30 days of their initiation;
(ix)    the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;
(x)    the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

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(xi)    other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect), or any covenant or other term or condition of any Transaction Document (including, without limitation, the Debenture), except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five days;
(xii)    a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;
(xiii)    any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 13 of this Note but only if such breach or failure remains uncured (if curable) for a period of five days;
(xiv)    any Material Adverse Effect occurs and remains in effect for a period of five days;
(xv)    the validity or enforceability of any provision of any Transaction Document (including, without limitation, the Debenture) shall be contested by the Company or any of its Subsidiaries, a proceeding shall be commenced by the Company or any Subsidiary seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document (including, without limitation, the Debenture);
(xvi)    the Debenture shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, second priority lien on the collateral (as set forth in the Debenture) in favor of each of the Secured Parties (as defined in the Debenture) and such breach remains uncured for a period of five days;
(xvii)    any material damage to, or loss, theft or destruction of, any collateral under the Debenture, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance has had, or is reasonably likely to have a Material Adverse Effect;
(xviii)    Wejo Limited (the “Senior Loan Issuer”) fails to pay any principal or interest due in in respect of the Senior Loan Document when due and such failure continues after the applicable grace period, if any, specified in the Senior Loan Document, unless such failure is caused by a Disruption Event (as defined in the Senior Loan Document);
(xix)    Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Company or its Subsidiaries with an aggregate value in excess of $500,000(or its equivalent in any other currency or currencies); provided that this Section 4(a)(xix) shall not apply to any such proceeding which is (i) being contested in good faith or is frivolous or vexatious and (ii) is discharged, stayed or dismissed within 14 days of commencement; or
(xx) the Company or any of its Subsidiaries fails to perform or observe any other covenant, term, condition or agreement relating to the Senior Loan Document or any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or beneficiary of the Senior Loan Document (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice, if required, any principal or interest in connection therewith to become due

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prior to its stated maturity; or any such principal or interest in connection with the Senior Loan Document is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such principal or interest in connection therewith shall be required to be made, in each case prior to the stated maturity thereof.
(b)    Notice of an Event of Default. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within one Business Day deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) to the Holder (an “Event of Default Notice”).
(c)    Holder Rights upon Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is in process, upon an Event of Default, whether occurring prior to or following the Maturity Date, the Holder may, in its sole discretion, after providing written notice to the Company, elect to require the Company to pay, and the Company shall pay, to the Holder an amount in cash representing (i) all outstanding Principal and accrued and unpaid Interest and (ii) all accrued and unpaid Late Charges on such Principal and Interest thereof, and the Company shall pay such amounts in cash to the Holder no more than five Business Days following receipt of such notice.
(d)    Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Event of Default pursuant to Section 4(a) clauses (viii), (ix) or (x), whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing (i) all outstanding Principal, accrued and unpaid Interest and (ii) all accrued and unpaid Late Charges on such Principal and Interest, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon any Event of Default pursuant to Section 4(a) clauses (viii), (ix) or (x), in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Event of Default, any right to conversion, and any right to payment as set forth herein.
5.    RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction (as defined in the Purchase Agreement) unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5 pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for such Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Note held by the Holder, having similar conversion rights as the Note and having similar ranking and security to the Note, and satisfactory to the Holder. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the Common Shares (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 17, which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of

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the Note prior to such Fundamental Transaction, such shares of the common equity (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5 to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.
6.    RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.
(a)    Purchase Rights. In addition to any adjustments pursuant to Section 7 and 17 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Common Shares as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance up to 180 Trading Days (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times during such extension period, if any, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation). The Holder shall be deemed to have waived the right to receive any such Purchase Rights that remain held in abeyance at the end of such abeyance period if not granted prior to such time.
(b)    Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Common Shares otherwise receivable upon such

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conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.
7.    RIGHTS UPON ISSUANCE OF OTHER SECURITIES.
(a)    Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. Without limiting any provision of Section 6 or Section 14, if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 6 or Section 14, if the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(a) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(a) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.
(b)    Calculations. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Shares.
(c)    Voluntary Adjustment by Company. Subject to the rules and regulations of the Principal Market, the Company may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of the Note to any amount and for any period of time deemed appropriate by the board of directors of the Company.
8.    INSTALLMENT REDEMPTION. On each applicable Installment Date the Company shall pay to the Holder of this Note the applicable Installment Amount due on such date by paying such Installment Amount in cash (a “Installment Redemption”). The Installment Amount shall be redeemed by the Company in cash on the applicable Installment Date by wire transfer to the Holder of immediately available funds in an amount equal to the applicable Installment Amount.
9.    NONCIRCUMVENTION. Except to the extent waived or consented to by the Holder, the Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any Common Shares receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall use best efforts to take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion

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of this Note. Notwithstanding anything herein to the contrary, if after the 60 calendar day anniversary of the Issuance Date, the Holder is not permitted to convert this Note in full for any reason (other than pursuant to restrictions set forth in Section 3(d) hereof), the Company shall use commercially reasonable efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such conversion into Common Shares.
10.    RESERVATION OF AUTHORIZED SHARES.
(a)    Reservation. So long as the Note remains outstanding, the Company shall at all times reserve Common Shares for conversion of this Note as set forth in Section 4(q) of the Purchase Agreement.
(b)    Insufficient Authorized Shares. If, notwithstanding Section 10(a), and not in limitation thereof, at any time while any the Note remains outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon conversion of the Note at least a number of Common Shares equal to the Required Reserve Amount (as defined in the Purchase Agreement) (an “Authorized Share Failure”), then the Company shall use commercially reasonable efforts to take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Note. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized Common Shares. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized Common Shares and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing Common Shares pursuant to the terms of this Note due to the failure by the Company to have sufficient Common Shares available out of the authorized but unissued Common Shares (such unavailable number of Common Shares, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to the Holder, the Company shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares at a daily price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the VWAP of the Common Shares on each Trading Day during the period commencing on the date the Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Company and ending on the date of such issuance and payment under this Section 10(b). Nothing contained in Section 10(a) or this Section 10(b) shall limit any obligations of the Company under any provision of the Purchase Agreement.

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11.    HOLDER REDEMPTION.
(a)    Upon the closing of an Acquisition, the Company shall deliver to the Holder written notice of its right to optionally redeem its Note (a “Optional Redemption Triggering Notice”) and the Holder may, in the 20 Business Days following the delivery of the Optional Redemption Triggering Notice (the “Optional Redemption Period”), elect to require the Company to redeem the outstanding Principal amount and any accrued but unpaid Interest thereon, in whole or in part, at the Optional Redemption Price (such amount to be redeemed, the applicable “Optional Redemption Amount”) by delivering to the Company written notice of such redemption (an “Optional Redemption Notice”). On or before the fifth Trading Day following the date of delivery of any Optional Redemption Notice (the “Optional Redemption Date”), the Company shall pay the Holder in cash the Optional Redemption Amount. For the avoidance of doubt, if the Holder does not deliver an Optional Redemption Notice during the Optional Redemption Period, it shall no longer have any rights pursuant to this Section.
(b)    Upon the closing, in one or more transactions, of a financing with gross proceeds of at least $25,000,000 that would qualify as a Qualified Funding but for the fact that the Qualified Financing Amount has not yet been reached (a “Reduced Funding”), the Company shall deliver to the Holder written notice of its right to optionally redeem an amount of the Note up to the Minimum Optional Redemption Amount (as defined below) (a “Minimum Optional Redemption Triggering Notice”) and the Holder may, in the 20 Business Days following the delivery of the Minimum Optional Redemption Triggering Notice (the “Minimum Optional Redemption Period”), elect to require the Company to redeem the Pro Rata Redemption Amount (as defined below), in whole or in part, plus, for the first $25,000,000 attributable to Reduced Funding(s), the First Redemption Amount (as defined below) (such amount to be redeemed, the applicable “Minimum Optional Redemption Amount”) by delivering to the Company written notice of such redemption (an “Minimum Optional Redemption Notice”). On or before the fifth Trading Day following the date of delivery of any Minimum Optional Redemption Notice (the “Minimum Optional Redemption Date”), the Company shall pay the Holder in cash the Minimum Optional Redemption Amount. For the avoidance of doubt, if the Holder does not deliver a Minimum Optional Redemption Notice during the Minimum Optional Redemption Period applicable to a Reduced Funding, it shall no longer have any rights pursuant to this Section 11(b) with respect to such Reduced Funding, as applicable. “First Redemption Amount” means 50% of the outstanding Principal amount and any accrued but unpaid Interest thereon at the time of delivery of the Minimum Optional Redemption Notice multiplied by 1.2. “Pro Rata Redemption Amount” means the dollar amount equal to the outstanding Principal amount and any accrued but unpaid Interest thereon at the time of delivery of the Minimum Optional Redemption Notice multiplied by the Pro Rata Redemption Ratio (as defined below). The “Pro Rata Redemption Ratio” equals the quotient of (a) 0.6 multiplied by the excess of the amount raised in such Reduced Funding over $25,000,000 and (b) $10,000,000.
12.    VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.
13.    COVENANTS. Until this Note has been converted, redeemed or otherwise satisfied in accordance with their terms:
(a)    Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issuance Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause

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each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.
(b)    Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, however, that the Company shall have the right to merge or combine wholly-owned Subsidiaries hereunder, or eliminate or dissolve Subsidiaries, in each case where such restructuring does not have a material impact on the Company’s assets or ability to service the Note.
(c)    Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
(d)    Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all commercially reasonable actions necessary or advisable to maintain all of the Intellectual Property Rights of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect.
(e)    Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.
(f)    Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except transactions between the Company and its Subsidiaries that are 100% owned, directly or indirectly, by the Company, and among such Subsidiaries, and for the avoidance of doubt, the transfer of the cash proceeds from the issuance of the Note by the Company to such a Subsidiary shall not be found to violate this Section 13(f).
(g)    Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Holder, issue any other securities that would cause a breach or default under the Note or the Warrant.
(h)    Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its Common Shares.
(i)    New Subsidiaries. Simultaneously with the acquisition or formation of each New Subsidiary, the Company shall cause such New Subsidiary to execute, and deliver to the Holder, all applicable documents, instruments, agreements and certificates under the Debenture as requested by the Security Agent or the Holder, as applicable. The Company shall also deliver to the Security Agent an opinion of counsel to such New Subsidiary that is reasonably satisfactory to the Security Agent and the Holder covering such legal matters with respect to such New Subsidiary

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becoming a guarantor of the Company’s obligations, executing and delivering the Debenture and any other matters that the Security Agent or the Holder may reasonably request. The Company shall deliver, or cause the applicable Subsidiary to deliver to the Security Agent, each of the physical stock certificates of such New Subsidiary, along with undated stock powers for each such certificates, executed in blank (or, if any such shares of capital stock are uncertificated, confirmation and evidence reasonably satisfactory to the Security Agent and the Holder that the security interest in such uncertificated securities has been transferred to and perfected by the Security Agent, in accordance with Sections 8-313, 8-321 and 9-115 of the Uniform Commercial Code or any other similar or local or foreign law that may be applicable).
(j)    Change in Collateral; Collateral Records. The Company shall (i) give the Security Agent not less than 30 days’ prior written notice of any change in the location of any collateral (as described in the Debenture), other than to locations set forth in the Perfection Certificate and with respect to which the Security Agent is a secured party to a filed financing statements and otherwise has fully perfected Liens thereon, (ii) advise the Security Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the collateral or the Lien granted thereon and (iii) upon the request of Security Agent, execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Security Agent for the benefit of the Holder, solely for the Security Agent’s convenience in maintaining a record of collateral, such written statements and schedules as the Security Agent or any Holder may reasonably require, designating, identifying or describing the collateral.
(k)    Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.
(l)    Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.
(m)    Independent Investigation. At the request of the Holder either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Holder reasonably believes an Event of Default may have occurred or be continuing, the Holder may hire an independent, reputable investment bank selected by the Holder and approved by the Company to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and

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its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested. The fees, costs and expenses of the Independent Investigator shall be paid entirely by the Company in the event that the Independent Investigator determines that an Event of Default or any other breach of this Note has occurred.
(n)    Original Issue Discount. The Note has been issued with original issue discount for U.S. federal income tax purposes. The issue price, amount of original issue discount and yield to maturity of the Note shall be determined by the Company and provided to the Holder within 60 days of issuance of the Note, and promptly following any event requiring a recalculation of such amounts. The Company shall also provide to the Holder, at least annually, no later than February 28 following the end of each year during which the Note was outstanding, a calculation of accrued original issue discount attributable to the Note for such year. The Company shall, or shall cause its tax advisers to, provide back-up for its determinations of the matters provided for in this Section 13(m) to the Holder, and consider in good faith any comments of the Holder with respect thereto.
(o)    Tax Forms. The Holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not the Holder is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Holder. The Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.
(p)    Refunds. If the Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Note, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Note with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of the Holder and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). The Company, upon the request of the Holder, shall repay to the Holder the amount paid over pursuant to this Section 3(p) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that the Holder is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 3(p), in no event will the Holder be required to pay any amount to the Company pursuant to this Section 3(p) the payment of which would place the Holder in a less favorable net after-tax position than the Holder would have been in if the Indemnified Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or

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additional amounts with respect to such Indemnified Tax had never been paid. This paragraph shall not be construed to require the Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company.
(q)    Incorporation by Reference. All Information Undertakings and General Undertakings of the Company and its Subsidiaries included in the Senior Loan Document in effect as of the date hereof are hereby incorporated by reference, except for Section 12.3.2 thereto.
14.    SECURITY. This Note is secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Debenture).
15.    OTHER INVESTMENTS. If the Company or its Subsidiaries incurs Indebtedness that has a first priority lien on any of the assets of the Company or any of its Subsidiaries, the Company will first use the capital raised by such Indebtedness to prepay the Principal amount and any accrued but unpaid Interest thereon as of the date that such Indebtedness is incurred at a price in cash of 120% of the then-outstanding Principal amount plus all accrued and unpaid Interest.
16.    TERMINATION FEE. If the Company or its Subsidiaries receives a Termination Fee on or prior to the Maturity Date Extension, then the Company shall promptly, and within two Business Days following its receipt of such Termination Fee, utilize such Termination Fee to repay this Note, with such Termination Fee first being utilized to pay any accrued and unpaid Interest, if any, and if any of the Termination Fee remains after the payment of such accrued and unpaid Interest, such Termination Fee shall be utilized to prepay any unpaid Principal, at a price of 120% of the amount of such Principal.
17.    DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Sections 6 and 7, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of Common Shares, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of Common Shares acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such Common Shares as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).
18.    AMENDING THE TERMS OF THIS NOTE. Except for Section 3(d), which may not be amended, modified or waived by the parties hereto, this Note may not be amended or modified unless in writing by the Company and the Holder, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.
19.    TRANSFER. This Note and any Common Shares issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(g) of the Purchase Agreement.

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20.    REISSUANCE OF THIS NOTE.
(a)    Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 20(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 20(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.
(b)    Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 20(d)) representing the outstanding Principal.
(c)    Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 20(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.
(d)    Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 20(a) or Section 20(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest, if any, Late Charges on the Principal, if any, and Interest of this Note, from the Issuance Date.
21.    REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and

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that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7).
22.    PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.
23.    CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.
24.    FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 24 shall permit any waiver of any provision of Section 3(d).
25.    DISPUTE RESOLUTION AS TO CERTAIN MATTERS.
(a)    Submission to Dispute Resolution.
(i)    In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, Conversion Rate, an Optional Redemption Price, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate or an Optional Redemption Price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within two Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Closing Bid Price, a Closing Sale Price, Conversion Rate, an Optional Redemption Price, a VWAP or a fair market value or the arithmetic calculation of a

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Conversion Rate or an Optional Redemption Price (as the case may be), at any time after the second Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.
(ii)    The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 25 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the tenth Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).
(iii) The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.
(b)    Miscellaneous. The parties expressly acknowledge and agree that (i) this Section 25 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that the parties hereto are authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 25, (ii) the terms of this Note and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Note and any other applicable Transaction Documents, and (iii) nothing in this Section 25 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 25).

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26.    NOTICES; CURRENCY; PAYMENTS.
(a)    Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Purchase Agreement. The Company will give written notice to the Holder at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.
(b)    Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).
(c)    Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds to an account designated by such Person provided to the Company in writing (which account, in the case of the Holder, shall be the account and wire transfer instructions set forth on Schedule 1 hereto unless and until such information is changed by the Holder in a written notice to the Company). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 5% per annum from the date such amount was due until the same is paid in full (“Late Charge”).
27.    CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.
28.    WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Purchase Agreement.
29.    GOVERNING LAW; VENUE. All questions concerning the construction, validity, enforcement, interpretation and performance of this Note shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in The City of New York, New York, Borough of Manhattan for the adjudication of any dispute hereunder or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process

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in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
30.    JUDGMENT CURRENCY. The judgment currency provisions of Section 9(o) of the Purchase Agreement shall apply to this Note.
31.    SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
32.    MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
33.    CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:
“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Acquisition” means (i) any Fundamental Transaction, (ii) Qualified Transaction or (iii) any other merger with or into or consolidation or other business combination with any other entity by the Company or any of its Subsidiaries.
“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

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“Bloomberg” means Bloomberg, L.P.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 25. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.
“Closing Date” shall have the meaning set forth in the Purchase Agreement, which date is the date the Company initially issued the Note pursuant to the terms of the Purchase Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Shares” means (i) the Company’s common shares and (ii) any capital stock into which such common shares shall have been changed or any capital stock resulting from a reclassification of such Common Shares.
“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Common Shares.
“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Principal Market.
“Excluded Taxes” shall mean any of the following taxes imposed on or with respect to Holder or required to be withheld or deducted from a payment to Holder, (i) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (A) imposed as a result of Holder being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) imposed as a result of a present or former connection between such Holder and the jurisdiction

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imposing such tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Note, or sold or assigned an interest in this Note), (ii) taxes attributable to Holder’s failure to comply with Section 13(o), and (iv) any Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such sections of the Code.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.
“Indebtedness” shall have the meaning ascribed to such term in the Purchase Agreement.
“Indemnified Taxes” shall mean taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Note.
“Installment Amount” means the sum of (A) (i) with respect to any Installment Date other than the Maturity Date, the lesser of (x) the quotient of (I) the Principal amount outstanding under this Note as of the initial Installment Date (assuming the Maturity Date Extension), divided by (II) the number of Installment Dates occurring hereunder (as determined as of the initial Installment Date assuming the Maturity Date is extended to the Maturity Date Extension and no redemptions or conversions hereunder prior to the Maturity Date Extension) and (y) the Principal amount then outstanding under this Note as of such Installment Date, and (ii) with respect to the Installment Date that is the Maturity Date, the Principal amount then outstanding under this Note as of such Installment Date (in each case, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion or redemption), and the sum of any accrued and unpaid Interest as of such Installment Date under this Note, if any, and accrued and unpaid Late Charges, if any, under this Note as of such Installment Date. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of each unpaid Installment Amount hereunder.
“Installment Date” means December 16, 2023, and thereafter, the first Trading Day of the calendar month immediately following the previous Installment Date until the Extended Maturity Date.
“Interest Date” means June 16 and December 16 of each year, beginning on June 16, 2023.
“Interest Rate” means 5.0% per annum, as may be adjusted from time to time in accordance with Section 2.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.
“Maturity Date” means December 16, 2023, subject to an automatic extension of the Maturity Date to December 16, 2025, upon the closing of an Acquisition (such extension, the “Maturity Date Extension”).

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“New Subsidiary” means, as of any date of determination, any Person in which the Company after the Subscription Date, directly or indirectly, (i) owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries”.
“Optional Redemption Price” means an amount equal to 120% of the outstanding Principal amount and any accrued but unpaid Interest thereon as of the date that the Optional Redemption Notice is provided by the Holder.
“Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.
“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.
“Principal Market” means the Nasdaq Global Market (or, if the Common Shares are not listed on the Nasdaq Global Market and are listed on one or more Eligible Markets, the primary Eligible Market in which the Common Shares are then listed).
“Qualified Transaction” means
(1) (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity whereby at least 50% of the aggregate ordinary voting power represented by issued and outstanding capital stock of the Subject Entity is acquired by the Company, or (ii) engage in a transaction with the Subject Entity whereby if the Subject Entity sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Subject Entity or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to the Company, or (iii) make, or allow the Company to make, or allow the Subject Entity to be subject to or have its capital stock be subject to the Company making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding capital stock of the Subject Entity, (y) 50% of the outstanding capital stock of the Subject Entity calculated as if any capital stock held by the Company prior to such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of capital stock of the Subject Entity such that the Company becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the capital stock of the Subject Entity, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby the Company, acquires, either (x) at least 50% of the outstanding capital stock of a Subject Entity, (y) at least 50% of the outstanding capital stock of a Subject Entity calculated as if any capital stock held by the Company were not outstanding; or (z) such number of shares of capital stock of a Subject Entity such that the Company becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of capital stock of a Subject Entity, (C) a Subject Entity shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow the Company to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether

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through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of capital stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of capital stock of the Subject Entity, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of capital stock of a Subject Entity not held by the Company as of the closing date calculated as if any shares of capital stock held by the Company were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding capital stock or other equity securities of the Subject Entity sufficient to allow the Company to effect a statutory short form merger or other transaction requiring other shareholders of the Subject Entity to surrender their capital stock without approval of the shareholders of the Subject Entity;, or
(2) the Company shall, including through Subsidiaries, Affiliates or otherwise, in one or more transactions subsequent to the Issuance Date, raise at least $35,000,000 in gross proceeds (“Qualified Financing Amount”) through the issuance of debt, equity securities and/or any hybrid or other security or instrument (a “Qualified Funding”); provided that, for the avoidance of doubt, the Purchase Price (as defined in the Purchase Agreement) for the Notes and the Warrants shall in no event be aggregated for purposes of calculating the Qualified Financing Amount.
“SEC” means the United States Securities and Exchange Commission or the successor thereto.
“Subscription Date” means December 16, 2022.
“Subsidiaries” shall have the meaning as set forth in the Purchase Agreement.
“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.
“Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.
“Termination Fee” means any termination fee, expense reimbursement or other payment to the Company in connection with any proposed Acquisition by the Company.
“Trading Day” means, a day on which the Principal Market is open for trading.
“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree

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upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 25. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.
“Warrant” means the warrant issued to the Holder pursuant to the Purchase Agreement.
34.    DISCLOSURE. Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the fifth Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise; provided that the Company shall provide the Holder a copy of such notice prior to its publication with sufficient time for the Holder to review and comment upon such notice, and in any event no later than three Business Days prior to publication, and incorporate any comments to such notice reasonably requested by the Holder. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section shall limit any obligations of the Company, or any rights of the Holder, under Section 4(h) of the Purchase Agreement.
35.    ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.
36.    MFN. The Company shall promptly provide the Holder with written notice and copies of any and all term sheets, definitive documents, together with any additional information relating thereto as may be reasonably requested by the Holder, that it enters into with respect to the issuance of a note that is convertible into Common Shares (the “Subsequent Note”) prior to the later of (a) the Maturity Date and (b) the Maturity Date Extension provided, that, to the extent a Maturity Date Extension does not occur, the Company shall have no obligation to provide notice related to any Subsequent Note pursuant to this Section 36 after the Maturity Date. In the event the Holder determines that any term(s) with respect to any Subsequent Note that is issued by the Company is preferable to any term(s) set forth in this Note, the Holder may notify the Company of such in writing (the “Holder MFN Notice”); provided that such Holder MFN Notice is provided within 15 Business Days of Company’s notice to the Holder of the execution of the Subsequent Note. Upon the Company’s receipt of such written notice, the Company shall amend and restate the Note to reflect such preferable terms in form and substance reasonably satisfactory to the Holder.
[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMPANY:
WEJO GROUP LIMITED

By:	/s/ John Maxwell
John Maxwell Chief Financial Officer

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